Quest Resource Holding Corporation Announces Successful Completion of Debt Refinancing

New Terms Significantly Reduce Interest Expense & Borrowing Costs, Extend Maturities, and Enhance Financial Flexibility

THE COLONY, TX – December 30, 2024 – Quest Resource Holding Corporation (Nasdaq: QRHC) (“Quest” or the “Company”), a national leader in environmental waste and recycling services, today announced that the Company has successfully completed its refinancing process, and has amended its financing agreements with Monroe Capital Management Advisors, LLC (“Monroe”) and PNC Bank (“PNC”).

“Earlier this year, the Board of Directors announced the formation of a financing committee to evaluate alternative debt structures focused on lowering the Company’s long-term cost of capital and supporting long-term growth. After an exhaustive process, which included discussions and proposals from multiple financing sources, the Company has executed on a new lending package that will decrease our blended interest rate margin by about 150 basis points, reducing interest expense by approximately $1 million annually. Our current lenders, Monroe and PNC, reflecting their confidence in our business, ultimately offered the most attractive terms,” said Dan Friedberg, Chairman of the Board of Directors.

S. Ray Hatch, President and Chief Executive Officer of Quest, added, “The substantial reduction in interest expense and rates, reduced fees, and improved terms all reflect the strong credit profile of our company and the strength of our business model. With an increased revolving credit line, improved terms, and extended maturities, our balance sheet is stronger and is well-positioned to support our long-term organic growth and opportunistic M&A strategies.”

“We greatly appreciate the support of our partners at PNC and Monroe and are looking forward to continuing to work with them going forward. Their confidence in our business was clearly demonstrated and positions us well for the future,” said Brett Johnston, Chief Financial Officer.

Summary of the amended credit agreement with Monroe Capital Management Advisors, LLC

•	$54 million aggregate principal amount of term loan;
•	Extended maturity date to June of 2030;
•	Reduced interest rate of SOFR plus 450 to 550 basis points that varies based on leverage, reflecting a margin reduction of 100 to 200 basis points from the previous agreement.

Summary of the amended credit agreement with PNC Bank

•	Increased revolver commitment from $35 million to $45 million;
•	Extended maturity date to December of 2029;
•	Reduced interest rate of SOFR plus 200 basis points, reflecting a margin reduction of 25 basis points from the previous agreement;
•	Improved terms to increase availability.

Additional information about the terms of the financing agreements can be found in our Current Report on Form 8-K filed today with the U.S. Securities and Exchange Commission (the “SEC”).

About Quest Resource Holding Corporation

Quest is a national provider of waste and recycling services that enable larger businesses to excel in achieving their environmental and sustainability goals and responsibilities. Quest delivers focused expertise across multiple industry sectors to build single-source, client-specific solutions that generate quantifiable business and sustainability results. Addressing a wide variety of waste streams and recyclables, Quest provides information and data that tracks and reports the environmental results of Quest’s services, gives actionable data to improve business operations, and enables Quest’s clients to excel in their business and sustainability responsibilities. For more information, visit www.qrhc.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include, but are not limited to, our belief that with an increased revolving credit line, improved terms and extended maturities, our balance sheet is stronger and is well-positioned to support our long-term organic growth and opportunistic M&A strategies. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors, including, but not limited to, competition in the environmental services industry, the impact of the current economic environment, the spread of major epidemics (including Coronavirus) and other related uncertainties such as government-imposed travel restrictions, interruptions to supply chains, commodity price fluctuations, extended shut down of businesses, and other factors discussed in greater detail in our filings with the SEC, including in our Annual Report on Form 10-K for the year ended December 31, 2023. You are cautioned not to place undue reliance on such statements and to consult our SEC filings for additional risks and uncertainties that may apply to our business and the ownership of our securities. Our forward-looking statements are presented as of the date made, and we disclaim any duty to update such statements unless required by law to do so.

Investor Relations Contact:

Three Part Advisors, LLC

Joe Noyons

817.778.8424